Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement and Prospectus in Post-Effective Amendment No. 3 to Form S-1 our report dated March 29, 2018, relating to the financial statements of SQN Asset Income Fund V, L.P. as of and for the year ended December 31, 2017 and the period from January 14, 2016 (Inception) to December 31, 2016. We also consent to the reference to us under the caption “Experts” in the Registration Statement and Prospectus Post-Effective Amendment No. 3 to Form S-1.

/s/ Baker Tilly Virchow Krause, LLP

New York, New York
April 9, 2018